                               CASH ACCUMULATION TRUST
                               (Active Short-Term Fund)

                                DISTRIBUTOR'S CONTRACT


    Distributor's Contract dated as of April __, 1997 by and between CASH ACCUMULATION TRUST, a Massachusetts business trust (the "Trust"), and PIMCO FUNDS DISTRIBUTION COMPANY ("PFDCO").

    WHEREAS, the Trust and PFDCO are desirous of entering into an agreement providing for the distribution of shares of the series of the Trust known as the Active Short-Term Fund (the "Fund") and the provision of shareholder services by PFDCO;

    NOW THEREFORE, in consideration of the mutual agreements contained in the Terms and Conditions of Distributor's Contract attached to and forming a part of this Contract (the "Terms and Conditions"), the Trust hereby appoints PFDCO as a distributor of shares of the Trust and as servicing agent of shareholders and shareholder accounts of the Trust, and PFDCO hereby accepts such appointment, all as set forth in the Terms and Conditions.

    A copy of the Agreement and Declaration of Trust of the Trust, together with all amendments thereto, is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by an officer of the Trust in his or her capacity as officer and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

    IN WITNESS WHEREOF, CASH ACCUMULATION TRUST and PIMCO FUNDS DISTRIBUTION COMPANY have each caused this Distributor's Contract to be signed in duplicate on its behalf, all as of the day and year first above written.

                        CASH ACCUMULATION TRUST


                        By:
                           ---------------------------
                            Title:

                        PIMCO FUNDS DISTRIBUTION COMPANY


                        By:
                           ---------------------------
                            Title:

                                 TERMS AND CONDITIONS
                                          OF
                                DISTRIBUTOR'S CONTRACT


    1. SALE OF SHARES TO PFDCO AND SALES BY PFDCO. PFDCO will have the right, as principal, to sell shares of beneficial interest ("shares") of the Fund directly to the public against orders therefor at net asset value. For such purposes, PFDCO will have the right to purchase shares at net asset value. PFDCO will also have the right, as agent, to sell shares of the Fund indirectly to the public through broker dealers who are members of the National Association of Securities Dealers, Inc. and who are acting as introducing brokers pursuant to clearing agreements with PFDCO ("introducing brokers"), or to broker-dealers which are members of the National Association of Securities Dealers, Inc. and who have entered into selling agreements with PFDCO ("participating brokers"), in each case against orders therefor. The price for introducing brokers and participating brokers shall likewise be net asset value.

    Prior to the time of transfer of any shares by the Fund to, or on the order of, PFDCO or any introducing broker or participating broker, PFDCO shall pay or cause to be paid to the Fund or to its order an amount in New York clearing house funds equal to the applicable net asset value of the shares. Upon receipt of registration instructions in proper form, PFDCO will transmit or cause to be transmitted such instructions to the Fund or its agent for registration of the shares purchased.

    On every sale, the Fund shall receive the net asset value of the shares. The net asset value of shares shall be determined in the manner provided in the Agreement and Declaration of Trust and By-laws of the Trust, as then amended.

    2. FEES. PFDCO shall not be entitled to receive any fees for its services as distributor of the Fund's shares hereunder.

    3. RESERVATION OF RIGHT NOT TO SELL. The Trust reserves the right to refuse at any time or times to sell any of the Fund's shares for any reason deemed adequate by it.

    4.   USE OF SUB-AGENTS; NON-EXCLUSIVITY; SALES OF SHARES BY THE TRUST.
PFDCO may employ such sub-agents, including one or more participating brokers or introducing brokers, for the purposes of selling shares of the Fund as PFDCO, in its sole discretion, shall deem advisable or desirable. PFDCO may enter into similar arrangements with other issuers. The Fund reserves the right to issue its shares at any time directly to its shareholders as a stock dividend or stock split and to sell shares to its shareholders or other persons at not less than net asset value.

    5. REPURCHASE OF SHARES. PFDCO will act as agent for the Fund in connection with the repurchase and redemption of shares by the Fund upon the terms and conditions set forth in the then current prospectus and statement of additional information of the Fund (collectively, the "prospectus") or as the Trust acting through its Trustees may otherwise direct. PFDCO may employ such sub-agents, including one or more participating brokers or introducing brokers, for the purpose as PFDCO, in its sole discretion, shall deem to be advisable or desirable.

    6. BASIS OF PURCHASES AND SALES OF SHARES. PFDCO's obligation to sell shares hereunder shall be on a best efforts basis only and PFDCO shall not be obligated to sell any specific number of shares. Shares will be sold by PFDCO only against orders therefor. PFDCO will not purchase shares from anyone other than the Trust except in accordance with Section 5, and will not take "long" or "short" positions in shares contrary to the Agreement and Declaration of Trust of the Trust, as amended.

    7. RULES OF NASD, ETC. PFDCO will conform to the Rules of the National Association of Securities Dealers, Inc. and the securities laws of any jurisdiction in which it sells, directly or indirectly, any shares of the Fund. PFDCO also agrees to furnish to the Trust sufficient copies of any agreement or plans it intends to use in connection with any sales of shares of the Fund in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

    8. INDEPENDENT CONTRACTOR. PFDCO shall be an independent contractor and neither PFDCO nor any of its officers or employees as such, is or shall be an employee of the Trust. PFDCO is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. PFDCO assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

    9. REGISTRATION AND QUALIFICATION OF SHARES. The Trust agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by PFDCO for the purpose of qualifying and maintaining qualification of the shares of the Fund for sale under the so-called Blue Sky laws of any state or for maintaining the registration of the Fund and the Trust under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (together with the rules and regulations thereunder, the "1940 Act"), to the end that there will be available for sale from time to time such number of shares as PFDCO may reasonably be expected to sell. The Trust shall advise PFDCO promptly of (a) any action of the Securities and Exchange Commission or any authorities of any state or territory, of which it may be advised, affecting the registration or qualification of the Trust, the Fund or the shares thereof, or rights to offer such shares for sale and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the registration statement or prospectus of the Fund in order to make the statements therein not misleading.

    10. EXPENSES. The Fund will pay or reimburse PFDCO for all expenses of qualifying shares of the Fund for sale under the securities or so-called "Blue Sky" laws of any State. PFDCO will pay all expenses of preparing, printing and distributing advertising and sales literature (apart from expenses of registering shares under the 1933

Act and the 1940 Act and the preparation and printing of prospectuses and reports as required by said Acts and the direct expenses of the issue of shares, except that PFDCO will pay the cost of the preparation and printing of prospectuses and shareholders' reports used by it in the sale of Fund shares).

    11. SECURITIES TRANSACTIONS. The Trust agrees that PFDCO may effect a transaction on any national securities exchange of which it is a member for the account of the Trust and the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934.

    12. INDEMNIFICATION OF TRUST. PFDCO agrees to indemnify and hold harmless the Trust and each person who has been, is, or may hereafter be, a Trustee of the Trust against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of PFDCO or any agent or employee of PFDCO or any other person for whose acts PFDCO is responsible or is alleged to be responsible, unless such misrepresentation or omission was made in reliance upon written information furnished by the Trust, PROVIDED, that in no event shall anything contained in this Agreement be construed to protect the Trust or any such person against any liability to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement. PFDCO also agrees likewise to indemnify and hold harmless the Trust and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of PFDCO's failure to exercise reasonable care and diligence with respect to its services rendered in connection with investment, reinvestment, employee benefit and other plans for shares. The term "expenses" includes amount paid in satisfaction of judgments or in settlements which are made with PFDCO's consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or a Trustee may be entitled as a matter of law.

    13. INDEMNIFICATION OF PFDCO. The Trust agrees to indemnify and hold harmless PFDCO, its several officers, employees and directors, and any person who controls PFDCO within the meaning of Section 15 of the 1933 Act, against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact in the Trust's registration statement or prospectus, provided that in no event shall anything contained in this Agreement be construed so as to protect PFDCO against any liability to the Trust or its shareholders to which PFDCO would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties under this Agreement.

    14. ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Agreement may be amended only if such amendment be approved either by action of the Trustees of the Trust or at a meeting of the shareholders of the Trust by the affirmative vote of a majority of the outstanding shares of the Trust, and by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval.

    15. EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT. This Agreement shall take effect upon the date first above written and shall remain in full force and effect continuously until terminated:

         (a) Either by the Fund or PFDCO by not more than sixty days' nor less than thirty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

         (b) Automatically at the close of business one year from the date hereof, or upon the expiration of one year from the effective date of the last continuance of this Agreement, whichever is later, if the continuance of this Agreement is not specifically approved at least annually by the Trustees of the Trust or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

    Action by the Fund under (a) above may be taken either (i) by vote of the Trustees of the Trust, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund. The requirement under (b) above that the continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act.

    Termination of this Agreement pursuant to this Section 15 shall be without the payment of any penalty.

    16. CERTAIN DEFINITIONS. For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Trust or the Fund, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust or the Fund, as the case may be, entitled to vote at such meeting are present in person or by proxy, or
(b) of the holders of more than 50% of the outstanding shares of the Trust or the Fund, as the case may be, entitled to vote at such meeting, whichever is less.

    For the purposes of this Agreement, the terms "interested persons" and "assignment" shall have the meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act. Certain other items used herein that are not otherwise defined have the meaning given in the current prospectus of the Fund or constituent agreements or documents of the Trust.